EXHIBIT INDEX

             FIRST FARMERS AND MERCHANTS CORPORATION


Exhibit Number                Title or Description


     (2)                 Agreement and Plan of Merger

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                  AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2000, among FIRST FARMERS AND MERCHANTS NATIONAL BANK OF COLUMBIA, COLUMBIA, TENNESSEE, a national banking association ("Buyer Bank"), PEOPLES AND UNION BANK, a Tennessee banking corporation ("Seller Bank" and together with Buyer Bank, the "Banks"), and FIRST TENNESSEE NATIONAL CORPORATION, a Tennessee corporation ("First Tennessee").

          WHEREAS, Seller Bank is a wholly owned subsidiary of First Tennessee; and

          WHEREAS, the Boards of Directors of the Banks have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Seller Bank will merge with and into Buyer Bank (the "Merger"), subject to the terms and conditions set forth herein; and

          WHEREAS,   the   parties   desire   to   make   certain
representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW,   THEREFORE,  in  consideration  of   the   mutual
covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                            ARTICLE I
                           THE MERGER

          1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the National Bank Act (the "NBA") and the Tennessee Banking Act (the "TBA"), at the Effective Time (as defined in Section 1.2 hereof), Seller Bank shall merge with and into Buyer Bank. Buyer Bank shall be the surviving banking corporation (hereinafter sometimes called the "Surviving Bank") in the Merger, and shall continue its corporate existence under the laws of the United States. The name of the Surviving Bank shall continue to be First Farmers and Merchants National Bank of Columbia, Columbia, Tennessee.

          1.2.  Effective Time. The Merger shall become effective
at  5:00 p.m. on the Closing Date (as defined in Section 9.1)  or such  later  time  as  may be specified by  applicable  law  (the
"Effective Time").
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          1.3. Effects of the Merger. At and after the Effective Time,
(i) the Merger shall have the effects set forth in the NBA and the TBA, (ii) the separate corporate existence of Seller Bank shall cease and Seller Bank shall be merged with and into Buyer Bank,
(iii) Buyer Bank shall continue to possess all of the rights, privileges and franchises possessed by it and shall, on the Effective Date, become vested with and possess all rights, privileges and franchises possessed by Seller Bank, and (iv)
Buyer Bank shall be responsible for all of the liabilities and obligations of Seller Bank in the same manner as if Buyer Bank had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors of or any persons dealing with Seller Bank.
1.4. Conversion of Seller Bank Common Stock.

          (a) Payment of Merger Consideration; Conversion of Shares. At the Effective Time, all of the common stock, par value $10.00, of Seller Bank (the "Seller Bank Common Stock") shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive an aggregate cash payment in an amount equal to (i) $13,000,000, plus (ii) the stockholders' equity of Seller Bank as of the Effective Time (the "Seller Bank Book Value"), subject to adjustments as set forth in Section 1.4(b) below (the "Merger Consideration"). Notwithstanding the foregoing, the Seller Bank Book Value shall not exceed $10,500,000 or such lesser number as Buyer Bank may require, in its sole discretion, subject to applicable legal requirements. All of the shares of Seller Bank Common Stock converted into the right to receive Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Seller Bank Common Stock shall thereafter represent only the right to receive the Merger Consideration from Buyer Bank until the same is paid to First Tennessee by Buyer Bank, and from First Tennessee thereafter. As of the date hereof, First Tennessee hereby expressly forfeits and waives any and all statutory dissenters' rights which it may now or hereafter possess.

          (b)  Adjustments to Merger Consideration.

          (i) The parties hereby acknowledge that the Merger Consideration set forth in Section 1.4(a) above will be computed at the Closing Date by estimating the Seller Bank Book Value based upon Seller Bank's stockholders' equity as of the close of business on the business day immediately preceding the Closing Date (the "Estimated Seller Bank

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     Book Value"). If necessary, on the fifteenth business day after the Closing Date or such earlier date as may be agreed to in writing by the parties (the "Adjustment Payment Date"), an adjustment payment (the "Adjustment Payment") shall be made either by First Tennessee to Buyer Bank or by Buyer Bank to First Tennessee, as appropriate, so as to correct any discrepancy between the amount of the Estimated Seller Bank Book Value and the Seller Bank Book Value, plus interest on the Adjustment Payment amount accruing from the Closing Date to the Adjustment Payment Date at a rate equal to the Federal Funds rate as published by the Board of Governors of the Federal Reserve System for the applicable period. First Tennessee shall provide, at Buyer Bank's request, a closing statement which reflects the calculation of the Adjustment Payment. The Adjustment Payment and interest due to either party pursuant to this Section shall be paid to such party on the Adjustment Payment Date by the other party by wire transfer of immediately available funds to an account designed by the payee party.

          (ii) The parties hereby agree that, prior to the Effective Time, accountants selected by Buyer Bank shall have the right to review the unaudited financial statements and books and records of Seller Bank through December 31, 2000, at Buyer Bank's sole expense (the "Financial Review"). In the event the Financial Review results in a determination by such accountants that Seller Bank has not prepared its financial statements in material accordance with generally accepted accounting principles ("GAAP"), consistently applied, the accountants shall confer with accountants employed by First Tennessee regarding the proposed adjustments necessary to result in the financial statements of Seller Bank being prepared in accordance with GAAP. First Tennessee shall cause such adjustments as agreed to by the accountants (which adjustments include the tax impact of such changes) to be made either by (a) causing such agreed changes to be posted as an adjustment to the stockholders equity of Seller Bank or (b) adjusting the $13,000,000 cash payment made pursuant to Section 1.4(a) of this Agreement accordingly.

          1.5. Buyer Bank Common Stock. All shares of common stock, par value $10.00, of Buyer Bank issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger, and such shares shall remain issued and outstanding.

          1.6. Articles. At the Effective Time, the articles of association of Buyer Bank as in effect at the Effective Time shall be the articles of association of the Surviving Bank until thereafter amended in accordance with applicable law.

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          1.7. Bylaws. At the Effective Time, the bylaws of Buyer
Bank as in effect at the Effective Time shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

          1.8. Directors and Officers. The directors and officers of Buyer Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the articles of association and bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

                           ARTICLE II
                 PAYMENT AND EXCHANGE OF SHARES

          2.1. Surrender of Certificates. At and upon the Closing (as defined in Section 9.1), (i) Buyer Bank shall pay the Merger Consideration to First Tennessee in immediately available funds, and (ii) First Tennessee shall make available and surrender to Buyer Bank Certificates representing all of the issued and outstanding Seller Bank Common Stock.

          2.2. Indemnity for Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, First Tennessee shall make an affidavit of that fact and shall indemnify Buyer Bank and its affiliates against any claim that may be made against them with respect to such Certificate.

                           ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF FIRST TENNESSEE

          First Tennessee represents and warrants to Buyer Bank as follows:

          3.1. Corporate Organization.

               (a) First Tennessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

               (b) Seller Bank is a Tennessee banking corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

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               (c)   To  First Tennessee's knowledge, the  minute
     books of Seller Bank contain true and correct records of all meetings and other action held or taken since December 31, 1995 of its shareholders and Board of Directors (including committees of its Boards of Directors).

          3.2. Capitalization.

               (a) The authorized capital stock of Seller Bank consists of 48,000 shares of Seller Bank Common Stock, $10.00 par value, and no shares of preferred stock. There are 48,000 shares of Seller Bank Common Stock and no shares of Seller Bank preferred stock outstanding. All of the issued and outstanding Seller Bank Common Stock is owned and held by First Tennessee as sole record and beneficial owner. All of the issued and outstanding shares of Seller Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and have been issued in compliance with or free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seller Bank Common Stock or any other equity security of Seller Bank or any securities representing the right to purchase or otherwise receive any shares of Seller Bank Common Stock or any other security of Seller Bank.

               (b) Except as set forth in Section 3.2(b) of the Seller Bank Disclosure Schedule, Seller Bank does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, trust, limited liability company or similar entity, or any interest in a partnership or joint venture of any kind.

          3.3. Authority; No Violation.

               (a) Subject to approval by the OCC, the Tennessee Department of Financial Institutions (the "TDFI") and the Board of Directors of First Tennessee, each of First Tennessee and Seller Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller Bank. The Board of Directors of Seller Bank has directed that this Agreement and the transactions contemplated hereby be submitted to First Tennessee as Seller Bank's sole shareholder for approval. Except for

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


     approval by First Tennessee's Board of Directors and by First Tennessee as the sole shareholder of Seller Bank, no other corporate proceedings on the part of First Tennessee or Seller Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of First Tennessee and Seller Bank and assuming due authorization, execution and delivery by Buyer Bank constitutes a valid and binding obligation of each of First Tennessee and Seller Bank, enforceable against such parties in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               (b) Neither the execution and delivery of this Agreement by First Tennessee or Seller Bank, nor the consummation by First Tennessee or Seller Bank of the transactions contemplated hereby, nor compliance by First Tennessee or Seller Bank with any of the terms or provisions hereof, will (i) violate any provision of the charter or bylaws of First Tennessee or Seller Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Tennessee or Seller Bank, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller Bank is a party, or by which it or any of its properties or assets may be bound or affected.

          3.4. Consents and Approvals. Except for the filing of applications and notices, as applicable, with the Office of the Comptroller of the Currency (the "OCC") and the TDFI and approval of such applications and notices, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (a) the execution and delivery by First Tennessee or Seller Bank of this Agreement and (b) the consummation by First Tennessee or Seller Bank of the Merger and the other transactions contemplated hereby.

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          3.5. Reports. Seller Bank has timely filed all reports,
registrations  and  statements,  together  with  any   amendments
required to be made with respect thereto, that it was required to file since December 31, 1995 with (i) the FDIC, (ii) the TDFI and
(iii) any other applicable regulatory organization (collectively, the "Regulatory Agencies"), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Seller Bank, no Regulatory Agency has initiated any proceeding or, to the knowledge of First Tennessee, investigation into the business or operations of Seller Bank since December 31, 1995. To First Tennessee's knowledge, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examination of Seller Bank.

          3.6. Financial Statements. Seller Bank has previously made available to Buyer Bank copies of (a) the unaudited balance sheet of Seller Bank as of December 31 for fiscal year 1999, and the related statement of income for fiscal year 1999, and (b) the unaudited balance sheet of Seller Bank as of October 31, 2000 (the "Most Recent Balance Sheet") and the unaudited statement of income for the ten month period ended October 31, 2000 (collectively, the "Financial Statements"). The December 31, 1999 balance sheet of Seller Bank fairly presents the financial position of Seller Bank as of the date thereof, and the other financial statements referred to in this Section 3.6 fairly present the results of the operations and financial position of Seller Bank for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements have been prepared in accordance with GAAP consistently applied during the periods involved, subject to normal recurring year-end adjustments, lack of footnotes and other presentation items. The books and records of Seller Bank have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. Seller Bank has no liability except for (a) liabilities reflected or reserved against in the Financial Statements, (b) liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business and (c) unfunded loan commitments and letters of credit made in the ordinary course of business.

          3.7.  Broker's  Fees. Neither First  Tennessee,  Seller
Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

          3.8. Absence of Certain Changes or Events.

               (a) Except as may be set forth in Section 3.8(a) of the Seller Bank Disclosure Schedule, since December 31,
     1999  there has been no change or development or combination

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     of  changes or developments which, individually  or  in  the aggregate, has had a Material Adverse Effect on Seller Bank. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on (i) the business, results of operations or financial condition of a party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general
     applicability  or  interpretations  thereof  by  courts   or
     governmental  authorities,  (x)  any  change  in   GAAP   or
     regulatory  accounting  principles  applicable   to   banks,
     thrifts or their holding companies generally, or (y) any action or omission of a party or any subsidiary of a party taken with the express prior written consent of the other party hereto, or (ii) the ability of a party and its subsidiaries to consummate the transactions contemplated hereby; it being agreed that any matter or circumstance affecting a party that has had or is reasonably likely to result in a loss, cost, liability or expense in excess of
     $350,000   individually  or  in  the  aggregate   shall   be
     considered material for purposes of this Agreement.

               (b) Except as set forth in Section 3.8(b) of the Seller Bank Disclosure Schedule, since December 31, 1999,
     Seller Bank has carried on its business in the ordinary course consistent with its past practices.

               (c) Except as set forth in Section 3.8(c) of the Seller Bank Disclosure Schedule, since December 31, 1999, Seller Bank has not (i) other than pursuant to certain agreements for the retention of senior management of Seller Bank as disclosed to Buyer Bank (collectively, the "Employee Retention Agreements"), increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 1999 (which amounts have been previously disclosed to Buyer Bank), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus except for salary increases and bonus payments made in the ordinary course of business consistent with past practices and except for changes made by First Tennessee to its Employee Benefit Plans which changes apply to all participants of such Employee Benefit Plans, (ii) suffered any strike, work stoppage, slow-down or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

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          3.9. Legal Proceedings.

               (a) Except as set forth in Section 3.9(a) of the Seller Bank Disclosure Schedule, Seller Bank is not a party to any, and there are no pending or, to First Tennessee's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller Bank or challenging the validity or propriety of the transactions contemplated by this Agreement.

               (b) Except as set forth in Section 3.9(b) of the Seller Bank Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon Seller Bank or the assets or operations of Seller Bank.

          3.10.     Taxes.

               (a) Except as set forth in Section 3.10(a) of the Seller Bank Disclosure Schedule, Seller Bank has, directly or through the filing of consolidated returns of First Tennessee, (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and, to First Tennessee's knowledge, such Tax Returns are true and correct, and (ii) paid in full all Taxes (as hereinafter defined) shown to be due on such Tax Returns. Except as set forth in Section 3.10(a) of the Seller Bank Disclosure Schedule, (i) as of the date hereof, Seller Bank has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed, and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of Seller Bank, the federal and state Tax Returns of Seller Bank have not been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review. The charges, accruals and reserves with respect to Taxes on the books of Seller Bank are adequate (determined in accordance with GAAP) and are at least equal to Seller Bank's liability for Taxes.

               (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including but not limited to income, excise, real or personal property, sales, use, transfer, franchise, payroll, withholding, social

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     security  or other taxes, including any interest,  penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

               3.11.     Employees and Employee Benefit Plans.

               (a) Section 3.11(a) of the Seller Bank Disclosure Schedule contains a list of all current full-time or part-time employees or consultants of Seller Bank (the "Employees") and their current salaries and other compensation, including bonuses, any special benefits and other related information.

               (b)  Section 3.11(b) of the Seller Bank Disclosure
     Schedule sets forth a true, complete and correct list (all of which are collectively referred to as the "Employee Benefit Plans") of all "employee benefit plans," as defined in 3(3) of the Employee Retirement Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, "ERISA"), all benefit plans as defined in 6039D of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively the "Code"), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or employment, consulting, change in control, independent contractor, professional services, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto, (i) which is currently or has been at any time within the last sixty (60) months maintained or contributed to by Seller Bank, or (ii) with respect to which Seller Bank has any liability or obligations to any current or former officer, Employee, or service provider of Seller Bank or any ERISA Affiliate (as herein defined), or the dependents of any thereof, regardless of whether funded, or (iii) which is maintained by Seller Bank or any ERISA Affiliate and is subject to
     Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iv) which could result in the imposition of liability or any obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not now due or to become due, to Seller Bank or an ERISA Affiliate.

               (c) No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any Employee Benefit Plan, whether or not waived. Seller Bank does not now have and will not have at any time in the future any liability for security required to be provided to an Employee Benefit Plan under Section 401(a)(29) of the Code. For each Employee Benefit Plan that is a "defined benefit plan" (as defined in
     Section 414(j) of the Code), the value of the assets of each such Employee Benefit Plan are sufficient to offset the plan's accumulated benefit obligations, as described in the Statement of Financial Accounting Standards No. 87 prepared by the Financial Accounting Standards Board (the "Statement").

               (d) Except as disclosed on Schedule 3.11(d) of the Seller Bank Disclosure Schedule, no Employee Benefit Plan, if subject to Title IV of ERISA, has been completely or partially terminated. To First Tennessee's knowledge, the Pension Benefit Guaranty Corporation (the "PBGC") has
     not instituted or threatened a proceeding to terminate any of the Employee Benefit Plans pursuant to Title IV of ERISA, and no condition or set of circumstances exists which presents a material risk of termination or partial termination of any of the Employee Benefit Plans by the
     PBGC. None of the Employee Benefit Plans has been the subject of a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required to be filed with the PBGC. Seller Bank does not now have and will not at any time in the future have any liability for insurance premiums due to the PBGC with regard to the Employee Benefit Plans for any applicable periods ending on or before the Closing Date.

               (e) Seller Bank does not now have and will not at any time in the future have any liability, including liability resulting from the transactions contemplated under this Agreement, (i) for the termination of or withdrawal from any plan under Sections 4062, 4063, or 4064 of ERISA,
     (ii)  for any lien imposed under Section 302(f) of ERISA  or
     Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under
     Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) for withdrawal from any multi-employer plan under Section 4201 of ERISA.

               (f) Seller Bank has heretofore provided to Buyer Bank, with respect to each of the Employee Benefit Plans, true, accurate and complete copies of the following documents as applicable: (i) the Employee Benefit Plan document and all amendments, (ii) the actuarial report, if any, for such Employee Benefit Plan for each of the last three (3) years, (iii) all personnel, payroll and employment manuals and policies, and (iv) such other documents, records or other materials related thereto reasonably requested by Buyer Bank prior to the Closing Date.

               (g) To First Tennessee's knowledge, there have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Employee Benefit Plans and related funding arrangements that could subject Seller Bank to any liability. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter), and to First Tennessee's knowledge, no event has occurred which, to the knowledge of Seller Bank, could cause any Employee Benefit Plan to become disqualified for purposes of Section 401(a) of the Code. Each Employee Benefit Plan has been in all material respects operated in compliance with applicable law, including Section 401(a) of the Code and ERISA, as applicable, and in accordance with its terms.

               (h) All required reports and tax returns of the Employee Benefit Plans have been timely filed with the IRS, the United States Labor Department (the "DOL") and the PBGC. All required summary plan descriptions, summaries of material modifications and summary annual reports have been provided to participants in the Employee Benefit Plans.

               (i) There are no pending claims, lawsuits or actions relating to any Employee Benefit Plan (other than ordinary course claims for benefits) with respect to Seller Bank Employees and, to the best knowledge of Seller Bank, none are threatened.

               (j) No written or oral representations have been made to any Employee or former Employee of Seller Bank promising or guaranteeing any employer payment or funding, and no Employee Benefit Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former Employee of Seller Bank for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA ("COBRA")). The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any Employee, officer, former Employee or former officer of Seller Bank. No Employee Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., "golden parachute" taxes). All compensation amounts that have been paid or are payable are or will become deductible by Seller Bank or First Tennessee pursuant to Section 162 of the Code.

               (k)    Seller   Bank   has   complied   with   the
     continuation coverage provisions of COBRA with respect to all current Employees and former Employees of Seller Bank.

               (l)  Seller Bank has not incurred any liability to
     the DOL, the PBGC or the IRS in connection with any of the Employee Benefit Plans, and no condition exists that presents a risk to Seller Bank of incurring any liability to the DOL, the PBGC or the IRS.

               (m) Seller Bank has paid in full all amounts which are required under the terms of each Employee Benefit Plan to have been paid as of the date of this Agreement. As of the Closing Date, Seller Bank shall have paid in full all liabilities accrued to it with respect to each Employee or former Employee of Seller Bank in each Employee Benefit Plan.

               (n)   All  amounts  required  under  any  Employee
     Benefit Plan or arrangement that provides for severance payments to Employees will be paid on or prior to the completion of the transactions contemplated herein.

               (o) For purposes of this Section 3.11, the term "ERISA Affiliate" shall mean (i) any related company or trade or business that is required to be aggregated with Seller Bank or First Tennessee under Code Sections 414(b),
     (c), (m) or (o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Benefit Plan; and (iii) any predecessor or successor company or trade or business of Seller Bank or First Tennessee or any entity described in 3.11(f)(i) and
     (f)(ii).

               (p) For purposes of this Section 3.11, the term "Employee" shall be considered to include individuals rendering personal services to Seller Bank as independent contractors and leased employees as defined in Code 414(n) and the regulations promulgated pursuant thereto.

          3.12. Compliance with Applicable Law. Seller Bank holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and, to First Tennessee's knowledge, has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to

Seller Bank, and Seller Bank has not received notice of any violations of any of the above.

          3.13.     Certain Contracts.

               (a) Except as set forth in Section 3.13(a) of the Seller Bank Disclosure Schedule, Seller Bank is not a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any employees, directors or consultants, or (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from First Tennessee, Seller Bank or any of their respective subsidiaries or affiliates, or (iii) which is a material contract that continues in effect after the date of this Agreement (including data processing, software programming and licensing contracts regardless of the value thereof), or (iv) which materially restricts the conduct of any line of business by Seller Bank or the Surviving Bank. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in Section 3.13(a) of the Seller Bank Disclosure Schedule, is referred to herein as a "Seller Bank Contract." Seller Bank has previously delivered or made available to Buyer Bank true and correct copies of each Seller Bank Contract.

               (b) Except as set forth in Section 3.13(b) of the Seller Bank Disclosure Schedule, (i) each Seller Bank Contract described in clause (iii) of Section 3.13(a) is valid and binding and in full force and effect, (ii) Seller Bank and each of its subsidiaries has performed all obligations required to be performed by it to date under each Seller Bank Contract described in clause (iii) of
     Section 3.13(a), (iii) to First Tennessee's knowledge, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Seller Bank or any of its subsidiaries under any Seller Bank Contract described in clause (iii) of Section 3.13(a), and (iv) no other party to any Seller Bank Contract described in clause (iii) of Section 3.13(a) is, to the knowledge of First Tennessee, in default in any respect thereunder.

               (c) To the knowledge of First Tennessee, no employee of Seller Bank is a party to or otherwise bound or restricted by any agreement or arrangement, including but not limited to any confidentiality, noncompetition or proprietary rights agreement, which would (i) prohibit or affect Buyer Bank's ability to hire such employee or

     (ii) impose restrictions upon either such employee's provision of services to Buyer Bank or Buyer Bank's business from and after the Effective Time.

          3.14. Agreements with Regulatory Agencies. Except as set forth in Section 3.14 of the Seller Bank Disclosure Schedule, Seller Bank is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, and has not adopted any board resolutions at the request of (each, whether or not set forth on
Section 3.14 of the Seller Bank Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Seller Bank been advised by any Regulatory Agency or other Governmental
Entity   that  it  is  considering  issuing  or  requesting   any
Regulatory Agreement.

          3.15. Environmental Matters. Except as set forth in Section 3.15 of the Seller Bank Disclosure Schedule:

               (a) To the knowledge of First Tennessee, Seller Bank and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (collectively, "Environmental Laws").

               (b) To the knowledge of First Tennessee, there is no suit, claim, action or proceeding, pending or threatened, before any Governmental Entity or other forum in which Seller Bank, any Participation Facility or any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Seller Bank, any Participation Facility or any Loan Property.

               (c) To the knowledge of First Tennessee, during the period of (x) Seller Bank's ownership or operation of any of its current or former properties, (y) Seller Bank's participation in the management of any Participation.

     Facility, or (z) Seller Bank's interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of First Tennessee, prior to the period of (x) Seller Bank's ownership or operation of current or former properties, (y) Seller Bank's participation in the management of any Participation Facility, or (z) Seller Bank's interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

               (d) The following definitions apply for purposes of this Section 3.15: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (y) "Loan Property" means any property in which Seller Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which Seller Bank participates in the management and, where required by the context, said term means the owner or operator of such property.

          3.16.     Loan Portfolio.

               (a) Except as set forth in Section 3.16 of the Seller Bank Disclosure Schedule, Seller Bank is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor was, as of October 31, 2000, over 90 days delinquent in payment of principal or interest or, to First Tennessee's knowledge, in default of any other provision, or
     (ii) as of October 31, 2000, Loan with any director, executive officer or five percent or greater shareholder of Seller Bank, or, to the knowledge of First Tennessee, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section
     3.16 of the Seller Bank Disclosure Schedule sets forth (i) all of the Loans of Seller Bank that as of October 31, 2000, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Seller Bank that as of October 31, 2000, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Seller Bank that, as of October 31, was classified as "Other Real Estate Owned" and the book value thereof.

               (b) To First Tennessee's knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
     (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          3.17. Property. Seller Bank has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the balance sheet of Seller Bank as of December 31, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement or the marketability thereof, (iv) dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. There are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to the real property used by Seller Bank in its business or any other matters adversely affecting the current use, occupancy or value thereof, and there are no outstanding options or rights of first refusal to purchase such property, or any portion of or interest in such property. To First Tennessee's knowledge, all leases pursuant to which Seller Bank as lessee leases real property are valid and enforceable in accordance with their respective terms, and Seller Bank is not, nor to the knowledge of First Tennessee, is any other party thereto, in default thereunder.

                           ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF BUYER BANK

          Buyer  Bank  hereby  represents and warrants  to  First
Tennessee as follows:

          4.1. Corporate Organization. Buyer Bank is a national banking association validly existing and in good standing under the NBA. The deposit accounts of Buyer Bank are insured by the FDIC through the Bank Insurance Fund and the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Buyer Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

          4.2. Authority; No Violation.

               (a) Buyer Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer Bank, and no other corporate proceedings on the part of Buyer Bank or any shareholder of Buyer Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer Bank and (assuming due authorization, execution and delivery by Seller Bank and First Tennessee) this Agreement constitutes a valid and binding obligation of Buyer Bank, enforceable against Buyer Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               (b) Neither the execution and delivery of this Agreement by Buyer Bank, nor the consummation by Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer Bank with any of the terms or provisions hereof, will
     (i) violate any provision of the articles of association or bylaws or similar governing documents of Buyer Bank or any of its subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer Bank or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Buyer Bank or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer Bank or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          4.3. Consents and Approvals. Except for the filing of applications and notices, as applicable, with the OCC and TDFI, and approval of such applications and notices, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with
(a) the execution and delivery by Buyer Bank of this Agreement and (b) the consummation by Buyer Bank of the Merger and the other transactions contemplated hereby.

          4.4.   Broker's  Fees.  Neither  Buyer  Bank  nor   any
subsidiary  or  affiliate  of  Buyer  Bank,  nor  any  of   their
respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                            ARTICLE V
                            COVENANTS

          5.1. Covenants of Seller Bank and First Tennessee.

          (a) Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly permitted by this Agreement, or with the prior written consent of Buyer Bank, Seller Bank shall carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in
     Section 5.1 of the Seller Bank Disclosure Schedule or as otherwise contemplated by this Agreement or as consented to in writing by Buyer Bank, Seller Bank shall not and First Tennessee shall not permit Seller Bank to:

                    (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than cash dividends consistent with past practice as reflected in
               Section 5.1(a) of the Disclosure Schedule, but only to the extent that such cash dividends may be declared and paid in compliance with applicable banking laws and regulations;

                    (ii) (I) repurchase, redeem or otherwise acquire any shares of the capital stock of Seller Bank, or any securities convertible into or exercisable for any shares of the capital stock of Seller Bank, (II) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (III) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

                    (iii)      amend its charter, bylaws or other
               similar governing documents;

                    (iv) except as may be required with respect to the fiduciary duties of the Board of Directors of Seller Bank or First Tennessee, authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate, facilitate or encourage any inquiries relating to, or make any proposal which constitutes, a "takeover proposal" (as defined below), or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make a takeover proposal. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller Bank or any proposal or offer to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Seller Bank;

                    (v) make any capital expenditures other than those which (I) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (II) in any event, other than expenditures approved in advance by Buyer Bank, are in an amount of no more than $25,000 in the aggregate;

                    (vi) enter into any new line of business;

                    (vii)      acquire  or agree to  acquire,  by
               merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Seller Bank, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

                    (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

                    (ix) change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP or regulatory accounting principles as concurred to by Seller Bank's auditors;

                    (x) (I) except as required by applicable law as required to maintain qualification pursuant to the Code, or except for changes made by First Tennessee to its Employee Benefit Plans which changes apply to all participants of such Employee Benefit Plans and would not have an adverse effect on Seller Bank, adopt, amend or terminate any employee benefit plan (including, without limitation, any Employee Benefit Plan) or any agreement, arrangement, plan or policy between Seller Bank and one or more of its current or former directors, officers or employees or (II) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                    (xi) other than activities in the ordinary course of business consistent with past practice and the disposition of Seller Bank's Class A-2, FT Realty Securities Trust Mortgage Pass-Through

               Certificates, Series 1998-1, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                    (xii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                    (xiii)      file any application to  relocate
               or terminate the operations of any banking office;

                    (xiv) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Seller Bank is a party or by which Seller Bank or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

                    (xv) except as may be required with respect to the fiduciary duties of the Board of Directors of Seller Bank or First Tennessee take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 7.1(a)); or

                    (xvi)      agree or commit to do any  of  the
               foregoing.

               (b) Fiduciary Accounts. First Tennessee and Seller Bank shall use their reasonable best efforts to facilitate the appointment of Buyer Bank as successor fiduciary for such persons and accounts for which Seller Bank acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, as Buyer Bank agrees to accept.

               (c)   Actions  with  respect to  Employee  Benefit
     Plans.

                    (i) With respect to any Employee Benefit Plan in which employees of Seller Bank participate, if requested by Buyer Bank, prior to the Effective Time, Seller Bank hereby covenants and agrees to take all actions necessary, if any, to effect the withdrawal of its participation in such Employee Benefit Plan.

                    (ii) With respect to any former employee of Seller Bank who (including any eligible spouse and dependent thereof) is currently covered under any group health plan (as defined in Section 607 of ERISA) of Seller Bank or First Tennessee or incurs a qualifying event, as defined by Section 4980B of the Code or by COBRA, as a result of the transaction contemplated by this Agreement, or who incurred a qualifying event prior to the Effective Time (all such employees together with their spouses and eligible dependents are referred to herein as "Qualified Beneficiaries"), First Tennessee shall be liable for providing notices and continuation coverage under COBRA and shall offer such Qualified Beneficiaries continuation coverage under First Tennessee's group health, dental or other medical plans to the fullest extent required by COBRA. Further, with respect to the Qualified Beneficiaries, First Tennessee agrees to indemnify and hold Buyer Bank, its affiliates and their group health plan(s) harmless in the event (w) Buyer Bank or any affiliate or their group health plan(s) shall be liable for any COBRA continuation coverage for any of Seller Bank's employees (and their eligible dependents) and/or (x) Buyer Bank or any affiliate or their group health plan(s) shall be liable for any claim or liability with respect to COBRA continuation coverage relating to the Qualified Beneficiaries.

                    (iii)      Except  as specifically  otherwise
               provided herein, First Tennessee and Seller Bank shall take all actions necessary to ensure that, as of and after the Effective Time, there shall be no liabilities or payments due from Seller Bank to or on account of any Employee Benefit Plan with respect to which Buyer Bank shall be obligated or for which Buyer Bank shall have any responsibility as a result of the consummation of the transactions contemplated hereby.

               (d) Processing. First Tennessee agrees, as of the Closing, to enter into an agreement with Buyer Bank to provide data processing services for Buyer Bank, at the request of Buyer Bank, for up to 120 days after the Effective Time, at the same cost allocated for such services by Seller Bank as of the date hereof.

          5.2. Covenants of Buyer Bank. Except as otherwise contemplated by this Agreement or consented to in writing by Seller Bank or First Tennessee, Buyer Bank shall not:

               (a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

               (b)   take  any action or enter into any agreement
     that   could   reasonably  be  expected  to  jeopardize   or
     materially  delay  the  receipt of any Requisite  Regulatory
     Approval (as defined in Section 7.1(a)); or

               (c)  agree to do any of the foregoing.

                           ARTICLE VI
                      ADDITIONAL AGREEMENTS

          6.1. Regulatory Matters.

               (a)   The parties hereto shall cooperate with each
     other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). The parties hereto shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all information relating to such parties, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

               (b) Each party shall, upon request, furnish each other party with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

               (c) Each party shall promptly furnish each other with copies of written communications received by such party or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

          6.2. Access to Information.

               (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of Buyer Bank's or Seller Bank's, as the case may be, properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its subsidiaries to, make available to the other party all information concerning Buyer Bank's or Seller Bank's, as the case may be, business, properties and personnel as the other party may reasonably request. Neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

               (b) All information furnished be subject to, and shall be held in confidence in accordance with the provisions of the letter agreement, dated as of September 20, 2000, as confirmed and accepted by Buyer Bank (the "Confidentiality Agreement").

               (c) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein; provided, however, that if Buyer

     Bank becomes aware of any facts and circumstances which would constitute a breach of any of First Tennessee's or Seller Bank's representations and warranties pursuant to this Agreement, Buyer Bank agrees to promptly notify First Tennessee of such facts and circumstances.

          6.3. Legal Conditions to Merger. Each of Buyer Bank, First Tennessee and Seller Bank shall use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Seller Bank or Buyer Bank or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

          6.4. Employee Retention Agreements. Seller Bank and First Tennessee acknowledge that the execution and enforceability of the Employee Retention Agreements were an inducement to Buyer Bank's willingness to proceed with the Merger, and First Tennessee agrees to fully perform its obligations thereunder as and when required under the terms of such Employee Retention Agreements.

          6.5. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by the other party, all at the sole cost and expense of the requesting party.

                           ARTICLE VII
                      CONDITIONS PRECEDENT

          7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby

     (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

               (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect or credibly threatened. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, and no Governmental Entity shall have imposed or credibly threatened any condition or limitation with respect to any approval or acquiescence relating to the Merger, which condition or limitation, in Buyer Bank's reasonable judgment, would materially adversely affect the Surviving Bank.

               (c)    First  Tennessee  Board  Approval.    First
     Tennessee's Board of Directors or its designee shall have approved this Agreement and the Merger.

          7.2. Conditions to Obligations of Buyer Bank. The obligation of Buyer Bank to effect the Merger is also subject to the satisfaction or waiver by Buyer Bank at or prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. (i) Except for breaches which would not have a Material Adverse Effect, the representations and warranties of First Tennessee set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Buyer Bank shall have received a certificate signed on behalf of First Tennessee by a duly authorized officer of First Tennessee to the foregoing effect.

               (b) Performance of Obligations of First Tennessee and Seller Bank. First Tennessee and Seller Bank shall have each performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and Buyer Bank shall have received a certificate signed on behalf of each of First Tennessee and Seller Bank by a duly authorized officer of each to such effect.

               (c)    No   Pending   Governmental   Actions.   No
     proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or credibly threatened.

               (d) Employment Agreements. Buyer Bank shall have entered into employment agreements, on terms satisfactory to Buyer Bank in its sole discretion, with such members of Seller Bank's senior management as are listed on Schedule 7.2(d) attached hereto.

          7.3. Conditions to Obligations of Seller Bank. The obligation of Seller Bank to effect the Merger is also subject to the satisfaction or waiver by Seller Bank at or prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. Except for breaches which would not have a Material Adverse Effect, the representations and warranties of Buyer Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Seller Bank shall have received a certificate signed on behalf of Buyer Bank by an executive officer of Buyer Bank to the foregoing effect.

               (b) Performance of Obligations of Buyer Bank. Buyer Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller Bank shall have received a certificate signed on behalf of Buyer Bank by an executive officer of Buyer Bank to such effect.

               (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or credibly threatened.

                          ARTICLE VIII
                    TERMINATION AND AMENDMENT

          8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

               (a)   By  mutual  consent  of  Buyer  Bank,  First
     Tennessee and Seller Bank in a written instrument;

               (b) by either Buyer Bank on one hand, or First Tennessee or Seller Bank on the other hand, if the Merger shall not have been consummated on or before March 31, 2001, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

               (c) by either Buyer Bank on one hand, or First Tennessee or Seller Bank on the other hand (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties or covenants set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing.

          8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.2(b), 8.2 and 9.3 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

          8.3.  Amendment.   This Agreement may  not  be  amended
except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                           ARTICLE IX
                       GENERAL PROVISIONS

          9.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), or at such time, date and place as is agreed to by the parties hereto.

          9.2. Indemnification.

               (a)   By  First Tennessee.  First Tennessee agrees
     to indemnify, save and hold Buyer Bank and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the "Buyer Bank Indemnitees"), harmless against and from, and will reimburse the Buyer Bank Indemnitees on demand for, any liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the Buyer Bank Indemnitees at any time after the Effective Time as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of First Tennessee or Seller Bank, whether contained in this Agreement or any Exhibit or Schedule hereto, or any written statement or certificate furnished or to be furnished to Buyer Bank pursuant hereto or in any closing document delivered by First Tennessee or Seller Bank to Buyer Bank in connection herewith.

               (b)    By  Buyer  Bank.   Buyer  Bank  agrees   to
     indemnify, save and hold First Tennessee, Seller Bank and each of their respective officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the "Seller Bank Indemnitees"), harmless against and from, and will reimburse the Seller Bank Indemnitees on demand for, any Damages sustained or incurred by any of the Seller Bank Indemnitees at any time after the Effective Time as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation or nonfulfillment of any agreement or covenant on the part of Buyer Bank, whether contained in this Agreement or any Exhibit or Schedule hereto, or any written statement or certificate furnished or to be furnished to First Tennessee or Seller Bank pursuant hereto or in any closing document delivered by Buyer Bank to First Tennessee or Seller Bank in connection herewith.

               (c) Notice. In the event a Buyer Bank Indemnitee or Seller Bank Indemnitee (each, an "Indemnitee") discovers any claim or potential liability for which indemnification is provided herein, such Indemnitee shall give prompt

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


     written notice to First Tennessee in the case of a Buyer Bank Indemnitee, or to Buyer Bank in the case of a Seller Bank Indemnitee (each the "Indemnitor"), stating the nature and basis of said claims and the amount thereof, to the extent known. The failure to give such notice promptly shall affect the Indemnitee's rights to indemnification only to the extent such failure (i) actually materially adversely affects the Indemnitor or its rights hereunder, or (ii) results in a failure to give notice of such claim for indemnification prior to the expiration of the survival period to which such claim relates, as set forth in Section 9.2(f) hereof.

               (d)  Third Party Claims.

                    (i)   Promptly  following the receipt  by  an
          Indemnitee of written notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the Indemnitee receiving such notice of the Third Party Claim (a) shall promptly notify the Indemnitor of its existence, setting forth the facts and circumstances of which such Indemnitee has received notice, and (b) if the Indemnitee giving such notice is a person entitled to indemnification under this Article IX (an "Indemnified Party"), such Indemnified Party shall specify in such notice the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

                    (ii)   The  Indemnified  Party  shall,   upon
          reasonable request by the Indemnitor, tender the defense of a Third Party Claim to the Indemnitor. If the Indemnitor accepts responsibility for the defense of a Third Party Claim, then the Indemnitor shall have the exclusive right to contest, defend and litigate the Third Party Claim and will not be liable to an Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such proceeding which are incurred by the Indemnified Person, other than fees incurred prior to the acceptance of the defense of such Third Party Claims by the Indemnitor. The Indemnitor shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party. Any such settlement or release shall specifically name the Indemnified Party as a released party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Indemnitor. The
          Indemnified   Party  shall  provide   access   to   the
          Indemnitor with respect to any records in the possession of the Indemnified Party which pertain to the Third Party Claim and shall cooperate in such other manner as the Indemnitor may reasonably request, including, but not limited to, making employees available for deposition or trial. Indemnitor shall be liable for any direct out-of-pocket costs with respect to any such cooperation provided by the Indemnified Party.

                    (iii) If, in accordance with the foregoing provisions of this Section 9.2, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if the Indemnitor shall fail to accept the defense of a Third Party Claim that has been tendered in accordance with this Section 9.2, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided at least ten days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 9.2, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnitor for the amount of any settlement or judgment paid and reasonable attorneys' fees and other expenses of defending the Third Party Claim that were incurred, immediately following the presentation to the Indemnitor of itemized bills for said attorneys' fees and other expenses. No failure by the Indemnitor to acknowledge in writing its indemnification obligations under this Article IX shall relieve it of such obligations to the extent they exist.

                    (iv) Notwithstanding the foregoing, in connection with any settlement negotiated by the Indemnitor, no Indemnified Party shall be required to
          (a) enter into any settlement (I) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, or (II) if the Indemnified Party shall, in writing to the Indemnitor within the ten day period prior to such proposed settlement, disapprove of such settlement proposal (which settlement proposal will not be unreasonably disapproved) and indicate a desire to have the Indemnitor tender the defense of such matter back to the Indemnified Party, or (b) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (II) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim, but shall not be entitled to indemnification by the Indemnitor to the extent that, upon final resolution of such Third Party Claim, the Indemnitor's liability to the Indemnified Party exceeds what the Indemnitor's liability to the Indemnified Party would have been if the Indemnitor were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause
          (II) above.

               (e)  Limitations.  Each Indemnified Party shall be
     entitled to indemnification from the Indemnitor only in the event that the Damages incurred or suffered by such Indemnified Party exceed $350,000 in the aggregate. Notwithstanding the foregoing, First Tennessee shall indemnify the Indemnified Parties for any and all Damages arising from any breach of the representations and warranties related to First Tennessee's ownership of all of the issued and outstanding stock of Seller Bank (as set forth in Section 3.2(a)), without regard to whether the Damages incurred or suffered by the Indemnified Parties exceed $350,000 in the aggregate. Each Indemnitor's liability with respect to Damages incurred by an Indemnitee shall not exceed $1,000,000 in the aggregate.

               (f)   Survival.  All representations,  warranties,
     agreements and covenants, and the agreements to indemnify set forth in this Article IX with respect to such representations, warranties, agreements and covenants, shall survive and continue for, and all claims with respect thereto must be made prior to the end of, one year from the Closing Date, except for (i) claims with respect to breaches of the representations and warranties related to First Tennessee's ownership of all of the issued and outstanding stock of Seller Bank (as set forth in Section 3.2(a)), Authority (Section 3.3(a)), Taxes (Section 3.10) and Employee Benefit Plans (Sections 3.11 and 5.1(c)), all of which shall survive until the later of one year from the Closing Date or such time as any potential claim against a Buyer Bank Indemnified Party is time barred by applicable law, and (ii) indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall
     survive   with  respect  to  such  claim  until  the   final
     disposition thereof.

               (g) Non-Exclusive Remedy. Notwithstanding the foregoing, the indemnification provisions in this Article IX are in addition to, and not in derogation of, any equitable remedy or claim for common law fraud any party hereto may have for breach of representations, warranties or covenants.

          9.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of its receipt by the party to be so notified if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Buyer Bank, to:

                    First Farmers and Merchants Bank of Columbia,
                    Columbia, Tennessee
                    816 South Garden Street
                    P.O. Box 1148
                    Columbia, Tennessee  38402-1148
                    Attention:  Waymon L. Hickman
                    Facsimile: (931) 380-8392

                    with a copy to (which shall not constitute notice):

                    Ralph W. Davis, Esq.
                    Waller Lansden Dortch & Davis
                    A Professional Limited Liability Company
                    511 Union Street, Suite 2100
                    Nashville, Tennessee  37219-1760
                    Facsimile: (615) 244-6804

               (b)  if to First Tennessee or Seller Bank, to:

                    First Tennessee National Corporation
                    165 Madison Avenue
                    Memphis, Tennessee  38103
                    Attention:  Milton A. Gutelius, Jr.
                    Facsimile:  (901)  523-4614

                    with a copy to (which shall not constitute notice):

                    Clyde A. Billings, Jr.
                    First Tennessee National Corporation
                    165 Madison Avenue
                    Memphis, Tennessee  38103
                    Facsimile:  (901) 523-4248

                    Jackie Prester, Esq.
                    Baker Donelson Bearman & Caldwell, P.C.
                    20th Floor, First Tennessee Building
                    165 Madison Avenue
                    Memphis, Tennessee  38103
                    Facsimile:  (901) 577-0762

          9.5. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          9.6. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

          9.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state, without regard to the conflicts of law principles thereof.

          9.9. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 6.2(b) of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          9.11. Publicity. Except as required in the opinion of counsel of the party seeking to disclose by applicable law or the rules of any national securities exchange on which a party's securities are listed, no party shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

          9.12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.



     The remainder of this page is intentionally left blank

          IN  WITNESS  WHEREOF, Buyer Bank, First  Tennessee  and
Seller Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


FIRST FARMERS AND MERCHANTS NATIONAL
BANK OF COLUMBIA, COLUMBIA, TENNESSEE


By:  /s/ Waymon L. Hickman
     -------------------------------------
     Waymon L. Hickman
     Chairman and Chief Executive Officer


FIRST TENNESSEE NATIONAL CORPORATION


By:  /s/ Milton A. Gutelius, Jr.
     -------------------------------------
     Milton A. Gutelius, Jr.
     Senior Vice President, Corporate Development


PEOPLES AND UNION BANK


By:  /s/ William B. Marsh
     -------------------------------------
     William B. Marsh
     President and Chief Executive Officer